EXHIBIT 99.1
Operator
Good day, ladies and gentlemen, and welcome to the Third Quarter 2006 Taleo Corp Earnings Conference Call. My name is Jeremy, and I will be your coordinator for today.
[OPERATOR INSTRUCTIONS]
As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to Miss Carolyn Bass. Please proceed ma’am.
Carolyn Bass — Taleo Corporation — Investor Relations
Thanks Jeremy. Good afternoon, everyone, and thank you for joining us this afternoon to reveal Taleo’s Third Quarter 2006 Results. This is Carolyn Bass, Investor Relations for Taleo and with me on the call today is Mike Gregoire, President and Chief Executive Office and Katy Murray, Taleo’s Chief Financial Officer.
Katy and Mike will offer some prepared remarks lasting for approximately 20 minutes and then we’ll open up the call for a question and answer session. Please note that we will be limiting today’s call to 60 minutes. Also please note that our remarks today contain forward-looking statements. These statements include but are not limited to statements regarding Taleo’s future financial performance, new product development, market growth, demand for Taleo’s solutions and general business conditions.
These statements are based solely on information available to Taleo as of the date of this call. Our current expectations, forecasts and assumptions are subject to a number of risks and uncertainties that can cause actual results to differ materially from those anticipated by these forward-looking statements. We refer to our SEC filings including item 1A of Taleo’s annual report on form 10-K as filed with the SEC on April the 17th 2006, item 1A of Taleo’s quarterly report on form 10-Q as filed by the SEC on August 14th, 2006 as well as other reports filed by Taleo within the SEC.
These forward-looking statements should not be relied upon as representing Taleo’s views of any subsequent date and Taleo undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date they were made. In addition, during our discussion today we’ll be using GAAP and non-GAAP numbers. Our GAAP numbers and the reconciliation of our non-GAAP numbers to our GAAP numbers are contained in our Q3 earnings press release that’s available on our website at www.taleo.com. In addition, please note that a webcast of today’s call will be available on the investor relations site of Taleo’s website.
And with that, it’s my pleasure to turn the call over to Katy.
Katy Murray — Taleo Corporation — Chief Financial Officer
Thank you, Carolyn, and I would like to welcome everyone joining us today on our third quarter earnings call. As most of you are aware, this is my first earnings call as CFO of Taleo, and it has been a very busy past 60 days as you can imagine. I am very excited to be here, and to share our third quarter performance with you. And with that, total revenues for the third quarter were 24.9 million representing year-over-year growth of 25%.
Application revenue consists of our on demand subscription offerings, and was 81% of total revenue representing a 34% year-over-year increase and a 6% sequential increase. Approximately 8% of our application revenue was generated outside of North America. The strength of our subscription revenue is being driven by strong bookings across the SMB and enterprise markets. We recognize 4.6 million in services revenue this quarter, representing an 18%, year-over-year , growth. I would like to highlight that we did have a number of projects that completed this quarter and therefore we expect consulting revenue to be flat or slightly down in Q4.

Turning to cost and profitability. I will be discussing our performance in both GAAP and non-GAAP measures and a reconciliation of our GAP and non-GAAP financials can be found in today’s press release. Our net loss for the quarter, on a GAAP basis, was 757,000 or a loss of $0.04 per share, including the effect of stock option expense of 1.2 million. This compares to a GAAP net loss of 2.5 million, or a loss of $16.74 per share in the same quarter last year. Compared to Q2, ‘06, this represents a sequential improvement of 1.1 million or $0.06 per share.
We reported non-GAAP net income of 918,000 or $0.04 per share. Again, a reconciliation of GAAP to non-GAAP earnings can be found in our press release issued earlier this afternoon. On a GAAP basis, we recorded a 67% gross margin in Q3. Adjusting this for stock compensation and amortization expense, our non-GAAP growth margin for the second quarter was 69%. This compared to a non-GAAP growth margin of 66% in Q2 and 65% in the third quarter of 2005.
We reported a consulting margin of 33% and this had a direct impact on the increase on our overall blended growth margin. We do expect to see the consulting margin normalize to our historical margin rates of the mid 20s in t he near term. We are continuing to focus on growing our gross margin, and in the near term our goal is to see our GAAP gross margin, on a blended basis, be in the high 60% range, again affected by revenue mix.
As I move to operating expenses, please remember that these amounts do include stock compensation expense. A reconciliation of stock compensation expense by operating line is provided in our non-GAAP reconciliation. Our sales and marketing costs were 7.4 million, down from 7.9 million in the prior quarter. The reduction was a specific result of less spend on marketing programs and the related travel. R&D expenses were approximately 4.8 million, which is flat from the second quarter.
Over the past few months, our R&D teams have been making improvements to our solutions including the launch of our Onboarding and analytics offerings, as well a the Taleo 7.5 release, slated to launch in early 2007. Mike will discuss these in more detail later in the call. Finally, G&A expenses were 5.8 million compared to 5.3 million in Q2. The increase over Q2 is related to accrual for fees associated with our annual audit and SOX compliant testing.
On a year to date basis, Taleo has expensed 3.7 million [corrected by company after call] on professional fees consisting primarily of audit fees and SOX related compliance. While this substantial spend has bolstered our internal controls and streamlined the required procedures and policies, we do not expect that these G&A expenditures will be recurring at these levels in future periods.
Specific to this quarter, we had two non-routine transactions. First, we announced the relocation of our corporate office from San Francisco to Dublin, and the subsequent sublease of the San Francisco property for the remaining term of the lease, which is June 2009. These charges are reflected on the income statement as a restructuring expense of 426,000.
Through June 2007, we expect to incur approximately 27,000 in quarterly cash costs, and at that time it will continue to decreases through the life of the leases. Secondly, we recorded a net tax benefit of 179,000. This is the result of the reversal of a deferred asset valuation allowance related to our Canadian subsidiary. On an ongoing basis, until we are profitable on a GAAP basis, we continue to expect our tax expense to be minimal.
Turing to other metrics. We ended September with 554 employees, up 12 from June. We added eight quota carrying reps in Q3, which brings total enterprise sales reps to 44. Annualized revenue per employee was 180,000 for the quarter, an improvement over the prior quarter of 173,000 per employee. We ended the quarter with total cash, excluding short and long-term restricted cash of 53 million. This is a decrease of 10 million from the prior quarter.
For the third quarter cash flow from operations decreased by 6.6 million, bringing our nine-month cash flow from operations to 1.5 million. This is a significant decrease and I want to walk through some specific reasons. First, we experienced significantly slower than expected cash collections in the quarter. Our accounts receivable balance increased 7 million over the prior quarter, and DSOs adjusted for the changes in deferred is 91 days compared to 70 days in the prior quarter.

This is unacceptable, and we have taken immediate action to improve our cash collection efforts and are expecting to see an improvement in cash flow from operations and our overall cash position in the near term. Specifically we have just recently hired a credit and collections manager with close to 20 years of software and services collection experience.
We completed the purchase of approximately 3.5 million of additional assets this quarter related to the built out of the data centers, as well as the completion of the move to the Dublin location. And, our ending accrued liabilities an AP balance of 13.6 million includes approximately 1 million of accrued expenses, where the cash will not be paid until early next year. Deferred revenue in the quarter was 16.1 million, basically flat from the 16.4 million in Q2.
As we have discussed before, the fluctuations in deferred revenue are the results of the timings of billings, payments and the mix of annual and quarterly billings. We typically see an increase in deferred revenue in Q1 due to annual billings, and a typically strong fourth quarter performance. Before I turn to guidance for the balance of ‘06 as well as for ‘07, I would like to take a few minutes to talk about some of the areas that I’ve been focusing on in the last 60 days.
In Q3 we went live on a new ERP system, and I am pleased to say that we also closed and consolidated the quarter on it as well. This was a significant milestone and would not have happened without the tremendous efforts of everyone in this F&A and operations organizations. We will continue to focus on integration of our financial systems and taking advantage of additional features and functionalities in the coming quarters.
Over the last 60 days, I’ve had a chance to review the financial and accounting organization and related processes, and in late October I announced internally a decision to move the finance and accounting functions from Quebec City to Dublin California. This transition is in process, and I expect this to be fully completed in Q1. We have already made a number of key hires in Dublin, and I expect we’ll be finalizing a hiring process in the next few weeks.
Turning to guidance, our revenue outlook remains good as a result of our long-term contracts with our large installed base of customers. Our average enterprise contract duration remains at approximately three years and our renewal rates continue to be well over 90%. We are updating our guidance for fiscal 2006 and expect total revenue to be in the range of 96 to 97 million, which represents a year-over-year growth, in excess, of 22%.
In addition, we are reconfirming our annual non-GAAP earnings per share to be approximately $0.10. While I will not be providing annual 2007 guidance on this call, we do expect total organic revenue growth for 2007 to be greater than 20%. Since we are not providing specific 2007 guidance. We will be giving guidance for the next quarter. For the first quarter, we do expect sequential revenue growth and non-GAAP earnings per share of approximately $0.05.
In conclusion, I again want to say that I’m excited to be a part of Taleo and I look forward to continuing to work with the management team in delivering improved margins and business growth. We view the improvements seen in Q3 as a first step in demonstrating this commitment to our shareholders.
Wit that I would like to — and I would now like to turn the call over to Mike, our CEO, who will outline our key accomplishments in Q3 and discuss our plans for the future.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Thank you, Katy. Good afternoon, everyone. Thank you for joining us today for our Q3 2006 Earnings Call. As Katy has already indicated, we are pleased with our progress this quarter and our ability to report what we continue to see strong organic revenue growth with quarterly revenues of 24.9 million, an increase of 25% year-over-year and a non-GAAP net income, or EPS of $0.04 ahead of our previous issued guidance.
In addition to our improved financial performance. We continue to increase our sales momentum by adding more than 100 new customers. During the quarter, we continue to see steady demand for our talent management solutions. W e added 110 new customers, 15 are large enterprise customers and 95 are SMB customers. This new customer total has more than doubled the number of new customers acquired during the same period in 2005. Our total number of customers now exceeds 720.
Of the new customers and business came from a variety of industries, including transportation, energy, health care, high technology and financial services. New customers include the Gallup Organization, Ministry Healthcare, Omni Industries, Phelps Dodge, Phoenix Children’s Hospital, Alcatel Australia, Quicksilver, [Qatar], My Sequel, Unified Western Grocers and the Metropolitan Library System. As you can see, we continue to add industry-leading customers. This is the type of organic growth that we are most pleased about.
To become a significant technology company in the HGM space, we continue to invest in both product development and channel distribution. The depth of our team and range of innovation in distribution can be seen in the performance of our telesales organization. In just a little over one year since inception it has closed over 415 new SMB customers. Our dominance in the HRO space is another example of our ability to use alternative distribution channels to grow our company and serve our customers.
Dataquest estimates that the worldwide HRO market will grow to 32 billion by 2010. Our focus on this opportunity has positioned us as a strong, natural partner with all major HRO providers. In Q3 our HRO channel continued to be a strong revenue contributor. On our last conference call I mentioned that we signed a large global HRO alliances agreement with Accelerate HRO, the jointly owned HR outsourcing business of EDS and Towers Perrin.
Today, I’m pleased to share that we’ve begun working with Accelerate HRO on our first customer implementation with a multibillion-dollar health care company. We are excited about the early momentum that is being generated with our newest partner and the foundation it lays for a standard, repeatable deployment methodology going foreword into the HRO market space. Looking ahead to 2007, we plan to expand our alliance partnerships with leading providers of service, content and application that would generate new revenue streams, enhance and compliment our solutions.
Our strategy to develop and deliver new products that we can sell into our customer base has continued to be a solid investment and an organic growth driver for us. During the quarter we continue to see strong demand for our new product offerings, resulting in 40 new sales of Taleo Onboarding and Taleo Reporting and Analytics . Furthermore, we closed 34 new sales of our new integration offerings, Taleo Connect and Taleo Passport.
These products enable our clients to easily integrate with their existing HRIS systems and value added partners. This is significant, as nearly all of our customers require that Taleo integrate with their Legacy HR applications. While Taleo has always done a great job of integration, our new innovative offerings that leverage the open modern web service APIs enable us to reduce the time and cost associated with integrating to other systems.
On a regional basis, I want to highlight the Q3 with a strong quarter for our international organization. During the quarter, we experienced strong bookings in the [EMEA], new customers closed in the EMEA include Quicksilver Europe, [Ipus] Technologies, [Cantar] Group, [Sequenna] Consulting and Hudson Romania. New customers closed in APAC include Alcatel Australia, Telco Talon Bank, and Blackwell Publishing Asia.
We are pleased to see that our international investments are generating additional demand in bookings. As part of our international strategy we also announced the opening of our new Singapore office so we can better capitalize on Southeast Asia opportunities. Taleo continues to lead the on demand talent manage market with our enterprise class scalability, availability and high volume transaction processing.
During the quarter we’re pleased — we processed over 1 billion transactions. We’ve now processed more than 51 million candidates. We enabled nearly 250,000 new hires through our system. And we’ve achieved these on demand performance numbers while maintaining better than 99.9% system availability. Q3 was also a great quarter of industry recognition and leadership acknowledgement for Taleo.
We won the HR product of the year awarded by Human Resource Executive Magazine for Taleo Analytics and Onboarding. Furthermore we received recognition from CIO Magazine with the CIO 100 Award, and the Network World Magazine with the Network All Star Award for our leadership and innovation in converting our on demand technology infrastructure to a lower [copped] Linux environment. We believe we can leverage this industry recognition and our market leadership position to gain additional market share.
One of Taleo’s key competitive differentiators is the quality of our internal R&D organization. Our team has a strong track record of developing and delivering innovative new products and solutions for the most demanding clients. Taleo Onboarding and Taleo Reporting and Analytics offerings were successfully developed, delivered by our R&D organization in just 12 months. And we are seeing up sell traction in our organic growth as a result of these investments.
Our R&D organization is continuing to innovate, enhance and expand our product line to fuel further growth. We are on track to deliver Taleo 7.5 in the first quarter of 2007. This release will provide more advanced sourcing tools for our customers to attract and hire top talent. Taleo 7.5 includes a major UI breakthrough using web 2.0 technologies. The first talent management company to do so to improve both user and candidate experience.
Based on this strong foundation, I am very excited to announce our decision to develop a strategic performance management suite of applications that will be available in the fall of 2007. According to IDC the performance management market is the fastest growing segment of the talent management space with an estimated market size of 495 million in 2008. Furthermore, our customers have expressed strong interest in using an integrated performance management offering from Taleo.
Unlike our competitors, who have acquired companies with performance management products to get a checkbox offering? Taleo will develop in the in house, a fully integrated enterprise class product that will be highly differentiated from competitive offerings in the market and will deliver strategic value to our clients. Our strategy is to deliver a well integrated set of business applications that deliver not only process efficiency, but more importantly, deliver organizations effectiveness that drive positive business outcomes in support of our customers corporate objectives.
We made this decision after doing an exhaustive evaluation of over the past year of the offering available in t he market. After that review, we decided it was in the best interest of our current and future customers that we build a performance management suite versus buy. The is the way we were able to maintain the integrity of our development philosophy by delivering a solution that is highly scalable and secure and leverages our talent management platform.
Taleo has a strong historical track record of launching bold and innovative new products our R&D and technology teams are second to none in this space when it comes to developing award winning solutions. When we entered the market with the recruiting solution it was considered a break through. Our assessment in reporting and analytic solutions were named HR products of the year and our leading use of technology to support on demand delivery has consistently been recognized with industry awards, we expect to execute with the same level of high quality, differentiated innovation with Taleo performance management.
Taleo performance management will be fully integrated with the Taleo’s talent management suite and will leverage our extend our talent management in analytics platforms. This tight integration will be a strong strategic differentiator for Taleo. Our strategic performance management suite will also include performance reviews, career planning and succession planning. I will continue to share more details with you over the coming quarters.
In conclusion, I’m proud of our progress this quarter. I’m pleased with our Q3 results and we remain committed to showing continued improvement on our operating model. We have proven that we can continue to expand our company through organic growth, manage our operations with greater precision and to innovate by developing new products that deliver increased value and improved business performance to our customers.
I will now turn this over to the Operator for questions. Thank you.
QUESTION AND ANSWER

Operator
Thank you, sir.
[OPERATOR INSTRUCTIONS]
And your first question come from the line of Mark Verbeck or Cantor Fitzgerald.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Hey, Mark.
Mark Verbeck — Cantor Fitzgerald — Analyst
Thank you. Hey Mike, how are you doing?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Great.
Mark Verbeck — Cantor Fitzgerald — Analyst
Congratulations on the quarter.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Thank you.
Mark Verbeck — Cantor Fitzgerald — Analyst
Hey, first can you talk a little bit about ‘07 guidance? Specifically — I mean it seems like your comfortable forecasting revenues, but maybe just not expenses, I just wanted to hear you elaborate on that. And then, in terms of the growth rate, I’m just curious, what do you think of application versus services growth rates are, are they consistent?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Sure. I’m going to let Katy reiterate what we guided and give her two cents, and then I’ll talk a little bit about the separation between services and applications revenue, which we do break out.
Katy Murray — Taleo Corporation — Chief Financial Officer
Hi, Mark. From the revenue guidance perspective we are comfortable. I mean, as you know, we’ve got a lot of revenue visibility that we do have, however as we’re still going through our planning process, I’m still looking at our own internal operating performance and as we look out to ‘07, there are some things that I think that we still need to work through. I was comfortable talking about Q1, but we will address the remainder of ‘07 on the next phone call.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Yes, with respect to the separation of application services and our ASP revenue and services revenue. We had an exceptionally strong quarter Mark as you probably saw from the results. We think that that wont necessarily repeat and we’ll get down to what we see has traditionally an 80/20 split between application and services revenue, which is kind of where our target model is.
Mark Verbeck — Cantor Fitzgerald — Analyst
Okay. Katy can you comment, the — on the collection side, was that just process or was that related to some of the new systems as well?
Katy Murray — Taleo Corporation — Chief Financial Officer
It was not related to the new systems. I mean I think — well I guess you can say [that] we were putting new systems in place. A lot of people were spending a lot of time focused on the implementation, the go live, we did both during the quarter, but from an overall decrease on the collection side, its pure process and its something that we are looking to address immediately. Think that our past performance has shown that we have a high collectibility rate, it’s a matter of just getting it collected.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
The other things too Mark, Katy mentioned this in her script. We’ve never had someone of a senior level dedicated to all day, every day, just taking care of collections and part of Katy’s strategy is to put a paycheck against some of these big finance areas. So we hired that person, as Katy said, has over 20 years experience and we expect to see dramatic improvement.
Mark Verbeck — Cantor Fitzgerald — Analyst
Can you comment at all in terms of account aging as a make up of the receivable?
Katy Murray — Taleo Corporation — Chief Financial Officer
I’m not going to give specific guidance or specific visibility onto the bucket. It’s a cross the bucket. I think what’s more important is that, as we went through the process at quarter end, we reviewed all of the accounts, do not — are not concerned about significant issue with collectibility. Its just a matter of getting out and getting it collected.
Mark Verbeck — Cantor Fitzgerald — Analyst
Okay great. Thanks a lot. Congratulations on the results.
Katy Murray — Taleo Corporation — Chief Financial Officer
Thanks, Mark.

Operator
Your next question comes from the line of Adam Holt.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Hi, Adam.
Adam Holt — JP Morgan — Analyst
Afternoon. two questions on the services margin, the 33% in the third quarter, to what extent were the end of contract, sort of process behind that strength and when you say return to the mid 20s near term, presumably that means the fourth quarter?
Katy Murray — Taleo Corporation — Chief Financial Officer
So, hi Adam. When we’re talking about the consulting margin, it wasn’t that we necessarily had projects that were rolling off. We had some key milestones, some key project phases in completion. So, that’s what happened in the third quarter, which again, would lead to a higher consulting margin.
As we’ve talked about in the past, we’re looking at keeping our consulting margin, that 24, 25% range in the mid. I would expect that our fourth quarter will start trending down to that, to where we’ll start seeing normalized. However, while we do have some of these project based, milestone based engagements, we will still see some variability in the consulting margin, but again, it should normalize back to the mid 20s in the near term.
Adam Holt — JP Morgan — Analyst
Okay. And just two questions, if I could, on some of the new product introductions for next year. First of all, when you think about sort of the competitive landscape for performance management, where do you see maybe the biggest opportunities?
And then secondly, as we think about the investments for development around these products, should we expect to see a material change in R&D as a percentage of revenue next year? I mean understanding you’re not giving specific guidance but should we expect to see that increase as a percentage or should it stay roughly the same?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Hey Adam, it’s Mike. First, on the financial part, you should see it stay relatively the same. When it comes to the competitive landscape, we studied this for a year and a couple things we noted. First of all many of the — many of the applications that are currently out on the market haven’t demonstrated ability to scale to the kind of level that we scale with our clients on the talent management space.
There’s certain things that we’ve learned over our seven or eight years of how to build award winning, on demand infrastructure and what it takes to get an application to run all day, everyday with four or five, nines of uptime. And for Taleo, we have to be very careful that we don’t break that customer promise of that level of productivity and that level of uptime and that level of distribution.

So what we looked at is coming at the market with a more differentiated solution. Many of the products that get put out today we find get built based on what the buyer wants, not necessarily what the end user wants and we’ve learned that in spades with our experience of deep relationships with recruiters is they expect to have a certain amount of flexibly in the user interface, a little — more flexibly in the workflow. And basically an application that makes their job easier. And we think that we’ve got an innovative approach with hacking, the performance management space in a new way based on our architecture that we know scales on a global basis.
Adam Holt — JP Morgan — Analyst
Okay. And just last question if I could, back to the DAR side, is there any one particular customer that represents a large percentage of that AR balance?
Katy Murray — Taleo Corporation — Chief Financial Officer
No. We did not have any customer that was 10% or revenue or 10% of our AR, our outstanding AR.
Adam Holt — JP Morgan — Analyst
Terrific. Thank you.
Operator
Your next question comes from the line of Brad Mook of Boenning & Scattergood.
Brad Mook — Boenning & Scattergood — Analyst
Thank you. Just a couple here, one thing, with the projects rolling off on a services side, meeting those milestones, are there any revenue recognition milestones that are passing that will click on in the fourth quarter?
Katy Murray — Taleo Corporation — Chief Financial Officer
So that was one of the events we had in Q3. I mean as you know there — for consulting engagements there can be different revenue recognition type milestones, we do look to keep most on time and material, but we had more significantly in Q3. I cant comment specifically how many are in Q4, we do have a number that are on milestone base, but as I said, this past quarter we saw consulting revenue higher than what I would say we will see in the fourth quarter and I expect it come down into, say to flat or just slightly down.
Brad Mook — Boenning & Scattergood — Analyst
Okay, and do we see, in terms of the application revenue, in Q4 a bump up, larger than usual due to the activity in Q3?
Katy Murray — Taleo Corporation — Chief Financial Officer
I think when you’re looking at the application revenue for any kind of seasonality and the fluctuations, the fourth quarter should follow kind of the standard that you would expect to see on that. Application revenues as we have said has been strong and we’ve continued to see growth in that line.

Brad Mook — Boenning & Scattergood — Analyst
Okay. And with respect to the performance management applications, the decision to build versus buy, is any of that based on personal history at Taleo with the previous acquisitions that you’ve done or is it just strictly with respect to what’s available in the market today and not having many options to buy.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Well, there’s lots of options to buy. Other than HR Tech and there was 42 companies in a talent management space and 48 companies in a perform management space and when you take a look at our balance sheet, we’ve got plenty of cash in a publicly traded currency and a very experienced management team. So there’s no intimidation to buy something if there’s value and I think it can help customers help us grow.
But when I take a look at the performance I’ve seen in our own development organization and the promise of having a completely integrated talent management application that has performance management wired into the talent acquisition space. That was just too good of an opportunity to get done internally than to go buy something and to take the risk of integrating going forward.
Brad Mook — Boenning & Scattergood — Analyst
Okay. And then you’re doing a nice job adding enterprise customers, do you have a total count of enterprise customers at this point out of the 720?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Yes, we do. I’ll have to get that for you. Its approximately — it was 216 last quarter plus 15, so about 230 customers.
Brad Mook — Boenning & Scattergood — Analyst
Okay. Thanks guys.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Next question please.
Operator
And your next question comes from the line of Brad Reback of CIBC.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Hey, Brad.
Brad Reback — CIBC — Analyst

Hi how are you guys?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Doing great.
Katy Murray — Taleo Corporation — Chief Financial Officer
Good.
Brad Reback — CIBC — Analyst
Excellent. Katy, when you had — I think it was in response to Mark’s question around the ‘07 guidance. You said, I believe, you have things to work through. Could you give us some color on that?
Katy Murray — Taleo Corporation — Chief Financial Officer
Well, I think one of the things — and I’ve probably talked with everybody about this, is when I came on is to really understand where the operating margins are, what the company has been spending, we’ve got the new product coming out next year. We’re releasing a new version, we’re building performance management, reviewing my own — my own G&A percentage, and its not that these are negative things to work through, but it’s trying to build a model as we’re going into ‘07 that one is sustainable, that shows the margin improvement and as we’re working through the ‘07 plan, at the beginning of next year when we do our annual call, we’ll be ready to talk about that. It’s just a little premature right now.
Brad Reback — CIBC — Analyst
Okay, but there are no things to work through with respect to revenue guidance, or I should say revenue visibility. Would it be fair to say that ‘07 should have similar visibility to ‘06?
Katy Murray — Taleo Corporation — Chief Financial Officer
Oh that’s correct. Yes, that’s not — it’s not about the revenue visibility. If that had been the case I wouldn’t have given the target growth rate for next year. So I think that that is — our visibility remains strong and we have, as we talked about earlier, high renewal rates, long-term contracts.
Brad Reback — CIBC — Analyst
Great, great. And pricing in the market, has that remained pretty firm.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Yes, we’re seeing stability in the pricing and I think as the market is still nascent, with the move of ADP and virtual edge into this space and the move with Kenexa buying BrassRing, that just brings more stability into pricing because you’re dealing with companies that have the same motivation that we do, customer success and rational pricing. So I think that we’re going to benefit from that going forward.

Brad Reback — CIBC — Analyst
Great. And finally, with the added R&D around the new product on the performance management side. Should we expect a lot of that to be capitalized in ‘07?
Katy Murray — Taleo Corporation — Chief Financial Officer
No. Right now the intention would not be to capitalize the expenses around the new product.
Brad Reback — CIBC — Analyst
Okay.
Katy Murray — Taleo Corporation — Chief Financial Officer
Similar to what we’ve been doing in the past, we’ve been expensing that.
Brad Reback — CIBC — Analyst
Great, thank you very much.
Katy Murray — Taleo Corporation — Chief Financial Officer
Thanks.
Operator
Your next question comes from the line of Brendan Barnicle of Pacific Crest Securities.
Brendan Barnicle — Pacific Crest Securities — Analyst
Thank you.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Hi, Brendan.
Brendan Barnicle — Pacific Crest Securities — Analyst
Hi, how are you guys?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Doing well.

Brendan Barnicle — Pacific Crest Securities — Analyst
I was interested in CapEx for next year. You did some build up in the CapEx this year to build out some of the data center infrastructure. Should we expect CapEx to stay at these levels, or do you think it declines at all now that you’ve made those investments?
Katy Murray — Taleo Corporation — Chief Financial Officer
Well I think if we’re looking into ‘07, and as I mentioned, we’re working on the plan for ‘07. We took the opportunity, as we did in this quarter, to build out the data canters. We do feel that there is the opportunity to continue expansion and adding customers within that environment. However as we continue to grow, the type of customers that we’re bringing on, and for growth plans of next year we could be revisiting CapEx, I would say, toward mid to the third quarter of next year.
But I think that we can continue to expand in what we have today. So on — at least in the near term I would expect the CapEx levels to go back to normal, basically just kind of business as usual and as we start getting more visibility to a near term we’ll up date our CapEx guidance if we feel that we are going to be expanding out for additional data center based on the needs for our customers and the continued growth.
Brendan Barnicle — Pacific Crest Securities — Analyst
Great. And then Katy, you alluded to continuing to work on the G&A line and improvements there. What — can you give us any more of a timeline or what that takes to kind of get you through that process?
Katy Murray — Taleo Corporation — Chief Financial Officer
So I think again, I mean this past quarter we made a lot of progress, I mean just getting a quarter closed and consolidated on the new system. That’s a — we’ve all talked about it, it’s a big step. And I think part of it is looking at the continuing processes we have. We do have multiple systems that we’re using between GL, we’ve got a revenue system and building integration. So I think, primary for me is to figure out how to continue to automate and to remove many of the many of the manual processes going through this SOX process right now, is highlighting some of those areas and we’ll be able to capitalize on that information.
So, right now it’s using the SOX process we’re going through, getting more comfortable in the system that we’re running on now. And as we’re going through next year, I think that the consolidation of the finance function will help with that as well. So it’s really a combination of multiple pieces to getting to where we need to be.
Brendan Barnicle — Pacific Crest Securities — Analyst
Great. And then just lastly on deferred revenue. We’ve seen it — you guys have historically followed more of the traditional software model. Given the on demand nature. Do we get to a point where we start to see kind of quarter on quarter sequential increases in deferred revenue?
Katy Murray — Taleo Corporation — Chief Financial Officer
The challenge we’ve had with that, and its not a challenge, its just the way the dynamics work. Because of the types of billings that we have, between quarterly, annual and then when you put a cash collection like we have right now at this quarter, it’s hard to see the type of sequential improvement. I think on a normalized basis, where you are — if everyone was billing quarterly and you were adding in, you would see that sequential growth. So I think until that happens, we still have the annual billings, cash upfront is always a good thing as well.
Its always going to look a little skewed. So I don’t really see that fixing in the near term. But I think overall, from a deferred revenue perspective you’re also going to see the increase as we get to the beginning of the year when we have typically a higher percentage of the renewals coming in.
Brendan Barnicle — Pacific Crest Securities — Analyst
Great. Thank you so much.
Katy Murray — Taleo Corporation — Chief Financial Officer
Thank you.
Operator
Your next question comes from the line of Nate Swanson, ThinkEquity.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Hey, Nate.
Nate Swanson — ThinkEquity — Analyst
Hey, Mike. Onboarding and Analytics seems like you’ve built some nice momentum there in a short amount of time. Can you talk about what kind of attach rate you’re seeing on new deals and then incrementally the impact on ASP, is there — or what you think the incremental value is from those deals?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Sure. I talked a little bit about the connect rate in my script, where we have 40 new sales of Taleo Onboarding and Analytics, and then 34 of the Connect and Passport. And if you take a look at the — you’re asking what kind of pricing we’ve put out? Is that the question?
Nate Swanson — ThinkEquity — Analyst
Yes, yes, the increment.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Yes, we’re seeing somewhere between 15 and 20% if you try to bucket them all together from the — from the cost of the original ASP license.
Nate Swanson — ThinkEquity — Analyst

Okay, and then —
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
[inaudible]
Nate Swanson — ThinkEquity — Analyst
The 40 deals, were those all going to new customers or were some of those renewals as well?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Most of them are renewals, almost all of them are renewals.
Nate Swanson — ThinkEquity — Analyst
Okay. What about the attached rate for new deals, or how are you going to market with that product I guess is my question?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Well the first question we ask a customer is how much money do they have to spend, and then we run the pricing calculator. And if their wallet isn’t big enough to buy the whole thing, we try to sell what we can and go back later and help them understand the value of the other products. But right now, the large customers, the largest of customers, they pretty much buy the whole thing at once and they want to get it rolled out and into production as quickly as possible.
On some of the mid sized customers, they’re starting off with the regular Taleo Enterprise Edition, and then putting in the budget for future expansion to get some of the other products.
Nate Swanson — ThinkEquity — Analyst
Okay. But when the renewals are coming up, customers are actually sending you more money.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Yes. Absolutely. We have the sales forced incented to do that and — we built these products, first of all on the premise that this would happen and secondly we included our customers into our — what we should be building into our product road map and these were hop items for them. So I expected to see a pretty good uptake and the same thing with performance management. We didn’t do that in a vacuum either. We talked to most of our largest customers and asked them what they wanted in a performance management solution, and listened to them and how we could build a differentiated solution.
Nate Swanson — ThinkEquity — Analyst
Okay great. And then just a question for Katy. What were the renewal rates this quarter? And where that all tied to the spike in receivables?

Katy Murray — Taleo Corporation — Chief Financial Officer
No. I mean the — I want to be clear, I mean the receivables increase should not be read that there is a renewal issue or a customer problem on collections, it was really a matter of getting the process down. The renewal rate this quarter, as I mentioned when I talked earlier, continued to be strong and they’re well over the 90% range.
Nate Swanson — ThinkEquity — Analyst
Okay. Great. Thank you.
Operator
And your next question is from the line of Kash Rangan of Merrill Lynch.
Kash Rangan — Merrill Lynch — Analyst
Hi, thank you for letting me ask a question here. First, — just an observation Mike, sounds like lots of new products are being launched and it looks like organic growth rate continues to look good and you’re adding, especially a lot of SMB customers, is there any — is there any conclusion that you can draw, the beginning of a trend where you’re seeing greater than expected adoption for the solution within the SMB market. I know you acquired a host or provider just before you went public are you seeing a pick up in that side of the business that is perhaps better than you anticipated?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Better than anticipated, I’m not so sure. I still think we could do better on the SMB side. We’re starting to accelerate some of the marketing and starting to build that product suite out as well, making sure that its definitely tailored for the SMB market and differentiated from the enterprise market. But our goal, Kash as you well know, right from the time we started getting ready to go public was to be the dominant player in the on demand talent management space. And we wanted to be the on demand player for all companies of all sizes, that was — its in our tagline, its in all of our marketing literature. It’s kind of in the fabric of our being.
So, we want to go hard to the market in all the different industries and all of the different market sizes and we know that we can’t do that with one product. You have to have different products for different spaces and we think out SMB product does a great job in the SMB space and we’re always encouraged by the growth we have in Taleo Enterprise edition.
Kash Rangan — Merrill Lynch — Analyst
Great. And a couple of question for you Katy. One is on the CapEx side. I know that a chunk of the CapEx expansion was due to the move, the facilities, but I’m also wondering what the technology component of it was and maybe Mike if you could help us out on that front. The science of the investment makes it look like there is some big investment going on here. There’s some step — not just a step function increase in your data center capacity, but something even much bigger than that. Can you help us understand what is it that you’re actually investing in and what do the operated capabilities look like, given the amount of money we’re spending.
Katy Murray — Taleo Corporation — Chief Financial Officer

Kash, I’ll talk about — I mean the move out to Dublin was a portion of that, where you just have your normal lease holds, furniture, stuff along that line. But I’m going to let Mike talk about what we had talked about earlier, about the two data centers and the investment and what was the reasoning behind that.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Sure, the data center, Kash, — we upgraded both data centers, New York and San Jose and the upgrade consisted of two elements. First of all, getting bigger cage spaces, and we upgraded some of the network technology so that the network performance could be more easily monitored, as well as faster.
Right now we have pretty sufficient capacity in both of those data centers to handle a fair bit of growth. I hope that we work hard to grow outside those data centers so we have to spend more capital in expanding them. But right now I feel pretty comfortable with the size of the data centers to handle our growth for, at minimum, the next two to three quarters.
Kash Rangan — Merrill Lynch — Analyst
Okay. Great. And also, final question for you Katy, on the G&A front, I know that you’ve been onboard for a relatively short amount of time, but even if I back out the one time payment in the quarter, it sounds like G&A is still a little big higher compared to where we were in Q4 last year, I don’t know why I used that as a yard stick, but can you help us understand, where are we — in the past couple of quarters we’ve seen the G&A subjected change with the one time audit expenses etc.
Where are we in reassessing what the baseline of G&A is and when can we start to get margin expansion from that line item because it sounds like that’s pretty much the easy money for you guys. That’s the one line item where you can get some significant margin expansion. Can you talk about that for a second please?
Katy Murray — Taleo Corporation — Chief Financial Officer
Sure. And I would agree with you that there needs to be expansion. One thing I need to clarify and I — in my script where I talked about what we had spent year to date, and I had said that it was 5.7 million on professional fees. I actually need to clarify that — I need to correct that, it’s 3.7 million. That is my error on that. It is still a significant number, when you’re looking at where we are from an overall payment for SOX and for audit.
And I think Kash, I mean part of that just has to do with the world that we’re in around auditing and when you’re — from a restatement perspective, it doesn’t matter where you are when you go into the type of audit work that we’re in right now, and when you look back at the restatement that we had last year, as minor as it was and as much people said it really was irrelevant, it puts you into a different world on the audit side, where you are going through a different review and audit process and that is expensive.
And you don’t just go into those processes and come out. There are specific annual and biannual type of review periods that we go through. We’re working with our auditors on that. I think we’ve made significant improvements on our audit process. I think we continue to show that — and as well as we’re getting through SOX, we’re starting to see improvements there as well.
On how quickly we will see G&A come down. I think this third quarter was an exceptionally high quarter. It was also my opportunity to come in and review where I felt like we we’re making some decisions around expenses and investments. I am probably more — I am as much committed to anyone as seeing G&A reduced, it’s going to take several quarters to get there.

We’ve got to still get through SOX, which is a big hurdle and it’s a big step for us, we’ve got year end, and as we’re working through this transition of the accounting and finance functions, the end result of all of that is to get to a normalized G&A rate. And as revenue continues to grow, seeing that rate decrease over time. So I know that’s probably not the exact timeline answer you would like, but right now, as we’re working through that, its what I can commit to, that over the next two to three quarters we’re going to see continual improvements in this line.
Kash Rangan — Merrill Lynch — Analyst
Great, thanks for all the clarification. Appreciate that.
Katy Murray — Taleo Corporation — Chief Financial Officer
No problem, Kash.
Operator
Your next question comes from the line of John Torrey with Montgomery & Company.
John Torrey — Montgomery & Company — Analyst
Good afternoon.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Hey, John.
John Torrey — Montgomery & Company — Analyst
Couple of quick questions. Mike, can you — can you — after the work you’ve done in making your performance management decision, can you talk t us about how you sort of sized up the market and the vendors that already compete in the performance management arena and why — if you can, why you’ve chosen to start with some of the areas that you’ve outlined in your prepared remarks?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Well, some of the — we want to hold it close to the vest because we really believe we’re going to come to market with something that’s differentiated. It’s easy to just go be a me too. We think the — that there’s two or three solutions out there that have a fair bit of traction. We’re very familiar with all of them and what they do and why they did what they did. But when you take a look at how Taleo started and our — the way that our database and our data model is organized, we have a completely — we have the ability to have a completely view for our application in France than it is in Italy than it is in North America.
Many of the systems out there, they only allow you to have one way of doing things and its — you cant migrate it for the cultural differences that you’re going to see in different countries and you’re not going to see it for — allow it to be flexible for the change that you have in different business units.

So architecturally it’s very difficult to change that once you’ve got a couple hundred customers out there. And to retool that, we thought would be a really expensive and it would be a big step backwards just to put that into production.
Now, I keep going back to our experience of really understanding what it takes to be a large scale on demand software provider. We intimately understand the architecture of what works. And we have some pretty strong opinions on what it takes to scale this business and run it every day, all day at the kind of performance levels that we run it at.
And many of the solutions, although we did like some of the IP, technologically we just didn’t think it would scale and to go buy something and use shareholders capital to do that, and then spend the next year trying to retool something into our environment. We thought it would be better off just to go higher some of the best minds in performance management and build the application from scratch on top of what is called our [Acura] platform, which is an already proven, scalable platform.
As far as lining up and forced ranking, all the different vendors that we’ve looked at ones that we thought of acquiring. There’s a whole bunch of firms that do that better than we do and you can go ahead and get any industry report and take a look at what they think they are, but for us it comes down to not being a me too, and having something that is differentiated, as well as having something that we know that can scale for the likes of the customers we deal with.
John Torrey — Montgomery & Company — Analyst
Okay. And you talked earlier about the 40 or so Onboarding and Analytics deals during the quarter. Are those — is that Onboarding or analytics or is there 100% affinity between those products or what is there in terms of the metric that you shared?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
It’s a combination of both of them. We don’t split out how many of each basket we sell, but wanted to give everyone on the call an idea for the kind of traction that we’re seeing.
John Torrey — Montgomery & Company — Analyst
And is it fair to assume that the majority of those 40 are in the enterprise customer base?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Correct, 100% of them are. The product is only available in the enterprise space.
John Torrey — Montgomery & Company — Analyst
Got it. And then last question — can you talk about how much of the business today that you have, how much your revenue profile comes out of the public sector?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Sure, we — don’t break out revenue by vertical, but we just hired some new sales professions for — that are specifically quoted for the public sector. And we have not done a lot of work in the public sector and I think that that’s a great opportunity of growth and expansion for us and that’s one of the things that we’re focused on for 2007. And part of the head count that we approved this quarter was preparing for getting into the public sector.
Also, you’ll notice that this has been a pretty thought out event. One of the board member that we brought on has very strong public sector experience, Pat Gross, and one of the reasons why we were able — we are attracted to him and wanted him to come on the board is to give us some guidance for the best ways of dealing through the public sector.
John Torrey — Montgomery & Company — Analyst
Okay. Thanks, very much.
Operator
And your next question comes from the line of Andrey Glukhov of Brean Murray.
Andrey Glukhov — Brean Murray — Analyst
Yes, thank you. Katy, maybe since some of the past problems that Taleo had were tied to sort of financial controls. Could you talk to us about some of the additional measures or additional hires that you’ve brought into your organization to strengthen that.
Katy Murray — Taleo Corporation — Chief Financial Officer
Absolutely, and some of them are not hires that have been completed yet, but I can talk about the types of people that we’re looking to bring in. one, we mentioned that we did — we have hired a credit and collections manager. I’ve also recently brought on a DP of finance who has been with the company now for a few weeks.
We will be hiring key hires around revenue recognition and I think as we — as I talked earlier, it’s really about putting in place the accounting and finance function that I feel can scale with the organization. What I want to do is to bring in the right talent with the right level of experience, looking for software services, public companies, the high tech, again so that we put the right organization in place and as the company continues to grow, the organization is there to scale with them.
We have been actively recruiting. Our recruiting has been just really successful. Been very pleased with the candidates and the people that we’re getting in. so I feel very good about where we’re going.
Andrey Glukhov — Brean Murray — Analyst
Okay, now in the past, we used to get, I guess backlogs numbers or some kind of visibility numbers. Would you be providing those in the future?
Katy Murray — Taleo Corporation — Chief Financial Officer
So what I wanted to do was get my arms around the type of metrics and the types of visibility financial kind of stats to give out. Right now, from a backlog, while I’m comfortable to say that is been sequentially growing, I am not yet at a position where I’m going to be disclosing that. We will be talking more in-depth about the different types of metrics and the different types of visibility metrics on the next earnings call.

But that is why I wanted to go ahead and talk, a little bit, at the high level at least, at revenue for ‘07 and then to give some guidance around 2007 for the first quarter. But we’ll address the rest of the types of metrics that we’ll be giving on an ongoing basis, including the frequency at the next call.
Andrey Glukhov — Brean Murray — Analyst
Okay. Now Mike, with — now that you have a few more aps to sell to customers, as far as next year is concerned, I guess, what proportion of the growth will come out of existing customer base versus just new customer acquisition?
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
You know Andrey, I’m going to stick with Katy on this one. We’re modeling a number of different events for 2007, Katy’s got us running through our process that I want to stick to and we want to come back and disclose to all of you our thinking on ‘07 when the time is right. So I’d like to postpone that question until we’re ready to talk about it.
Andrey Glukhov — Brean Murray — Analyst
That’s fair. And then lastly, can we just talk — what are you guys seeing in terms of demand for a more comprehensive solution versus customers buying a point product? And by developing a performance management product you guys are not afraid that the market is going to run away, but can you take us through the thinking of this suite versus a point solution.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Well there’s — I think there’s two ways of looking at this and this was kind of a — I was going to say this when Kash asked his question about the mid market and the up market. in the up market, they’re just terrified of integration issues. They’ve been down that path before and integration ends up costing more than the actual applications than the bought and it usually is the gating factor to getting to net new releases.
So, in talking to our largest customers, they say they love the on demand model, the love Taleo, they love the flexibility of our data model and our structure and they want us to come to market with net new products that are integrated where they understand how it works, it has a similar look and feel from a user interface and its not a [clugging] of multiple acquisitions, trying to get data from one disparate database to another. They want something that’s tailored and well architected and runs all day, every day.
In taking a look at that, the next most logical place for us to go is performance management. We know what the architectural requirements are, we know what the business requirements are and once again, we believe we’ve got a unique way of coming to market with a differentiating solution so that we’re not just the me too or taking what’s currently on the market, writing into on our platform and declaring a victor. We want to come to market with something that’s differentiated.
Carolyn Bass — Taleo Corporation — Investor Relations
Operator, we have time for one more quick question.
Operator
Certainly, your final question, from the line of James Friedman of Susquehanna.

James Friedman — Susquehanna — Analyst
You know what, I think all my questions have been answered. Thank you, very much.
Mike Gregoire — Taleo Corporation — President and Chief Executive Office
Great. Well, thank you everyone for joining us on our call. As I said earlier, I’m especially pleased with performance in the quarter. We’ve definitely demonstrated that we have our fingers closely on the pulse of the operations of this company. Our organic growth is continuing to be strong. I think it’s an aggressive move by our company, but a balanced one that we’re going to go build performance management and bring a differentiated product to market. and we’re very excited by our future and our future growth prospects. Thank you, and we’ll talk to you guys soon.
Operator
Thank you for your participation in today’s conference. Ladies and gentlemen, this concludes the presentation. You may now disconnect. Have a great day.